Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 18, 2016, relating to the consolidated financial statements and financial statement schedules of WGL Holdings, Inc., and the effectiveness of WGL Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WGL Holdings, Inc. for the year ended September 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, VA

September 15, 2017